Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS AND ITS $0.18 PER SHARE QUARTERLY DIVIDEND

First Quarter Net Income Increased 16%

First Quarter Reorder Sales Increased 1.8%

Pompano Beach, Florida, July 20, 2015 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2015.  Net income was $5.8 million, or $0.29 diluted per share, for the quarter ended June 30, 2015, compared to net income of $5.0 million, or $0.25 diluted per share, for the quarter ended June 30, 2014, a 16% increase to net income.  Net sales for the quarter ended June 30, 2015 were $71.6 million, compared to $72.5 million for the quarter ended June 30, 2014, a decrease of 1.3%.  The Company’s online sales for the quarter ended June 30, 2015 were approximately 81% of all sales, compared to 80% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “We were able to decrease our operational expenses to improve our bottom line results for the quarter ended June 30, 2015.  For the quarter ended June 30, 2015 our operating expenses decreased by about 260 basis points, which can be attributed to a reduction in advertising spending.  Despite our sales decrease for the quarter we were able to increase our average order size to $82 for the quarter ended June 30, 2015, compared to $78 for the same quarter in the prior year.  Reorder sales increased 1.8%, to $59.6 million for the quarter ended June 30, 2015, compared to $58.5 million for the same quarter in the prior year.  For the remainder of Fiscal 2016 we are focusing on improving our marketing efforts to increase sales and profitability.”

The Board of Directors declared a quarterly dividend of $0.18 per share on the Company’s common stock.  The dividend will be payable on August 14, 2015, to shareholders of record at the close of business on August 3, 2015.  The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results.  To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025.  Callers will be required to supply PETMEDS as the passcode.  For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 20, 2015 until August 3, 2015 at 11:59 P.M.  To access the replay, call (866) 431-7853 (toll free) or (203) 369-0969, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2015.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 1

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2015	2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$42,685	$35,613
Short term investments - available for sale	15,572	15,591
Accounts receivable, less allowance for doubtful accounts of $23 and $8, respectively	3,089	1,931
Inventories - finished goods	27,220	25,068
Prepaid expenses and other current assets	1,541	1,380
Deferred tax assets	938	817
Total current assets	91,045	80,400

Noncurrent assets:
Property and equipment, net	1,488	1,569
Intangible assets	860	860
Deferred tax assets	50	23
Total noncurrent assets	2,398	2,452

Total assets	$93,443	$82,852

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$9,980	$5,153
Accrued expenses and other current liabilities	2,229	2,214
Income taxes payable	3,352	50

Total liabilities	15,561	7,417

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,259 and 20,262 shares issued and outstanding, respectively	20	20
Additional paid-in capital	3,488	3,117
Retained earnings	74,454	72,343
Accumulated other comprehensive loss	(89)	(54)

Total shareholders' equity	77,882	75,435

Total liabilities and shareholders' equity	$93,443	$82,852

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2015	2014

Sales	$71,634	$72,541
Cost of sales	48,668	48,769

Gross profit	22,966	23,772

Operating expenses:
General and administrative	5,799	5,875
Advertising	7,885	9,896
Depreciation	191	163
Total operating expenses	13,875	15,934

Income from operations	9,091	7,838

Other income (expense):
Interest income, net	50	44
Other, net	(4)	9
Total other income	46	53

Income before provision for income taxes	9,137	7,891

Provision for income taxes	3,380	2,918

Net income	$5,757	$4,973

Net change in unrealized gain (loss) on short term investments	(35)	8

Comprehensive income	$5,722	$4,981

Net income per common share:
Basic	$0.29	$0.25
Diluted	$0.29	$0.25

Weighted average number of common shares outstanding:
Basic	20,074	19,961
Diluted	20,198	20,092

Cash dividends declared per common share	$0.18	$0.17

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$5,757	$4,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	191	163
Share based compensation	371	373
Deferred income taxes	(148)	(90)
Bad debt expense	168	17
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	(1,326)	146
Inventories - finished goods	(2,152)	2,840
Prepaid income taxes	-	54
Prepaid expenses and other current assets	(161)	27
Accounts payable	4,827	2,821
Income taxes payable	3,302	2,889
Accrued expenses and other current liabilities	(18)	44
Net cash provided by operating activities	10,811	14,257

Cash flows from investing activities:
Net change in investments	(16)	(20)
Purchases of property and equipment	(110)	(6)
Net cash used in investing activities	(126)	(26)

Cash flows from financing activities:
Dividends paid	(3,613)	(3,395)
Net cash used in financing activities	(3,613)	(3,395)

Net increase in cash and cash equivalents	7,072	10,836
Cash and cash equivalents, at beginning of period	35,613	18,305

Cash and cash equivalents, at end of period	$42,685	$29,141

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$226	$66

Dividends payable in accrued expenses	$245	$300

Exhibit 99.1 Page 4 of 4